The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to rule 424(b)(5)
Registration No. 333-156101-03
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 31, 2011
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 12, 2008)
$
Qwest Corporation

     % Notes due 20

Qwest Corporation is offering $      of     % Notes due June 1, 20   pursuant to this prospectus supplement. We will pay interest on the Notes quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning September 1, 2011. We may redeem the Notes, in whole or in part, at any time on and after June 1, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the Notes are first issued.

The Notes will be our senior unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt.

     Investing in our Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement to read about certain risks you should consider before investing in the Notes.

Net Proceeds
	Price to	Underwriting	to Qwest
	Public(1)	Discount(2)	Corporation(3)

Per Note	%	%	%
Total(4)	$	$	$

(1)	Plus accrued interest, if any, from June , 2011, if settlement occurs after that date.

(2)	An underwriting discount of $ per Note (or up to $ for all Notes) will be deducted from the proceeds paid to us by the underwriters. However, the underwriting discount will be $ per Note for sales to certain institutions, and, to the extent of such sales, the total underwriting discount will be less than the amount described in this prospectus supplement. As a result of such sales to certain institutions, the total proceeds to us, after deducting the underwriting discount, will equal $ (assuming no exercise of the over-allotment option described below).

(3)	Before expenses.

(4)	Assumes no exercise of the over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional $      aggregate principal amount of Notes, at the price to public less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, against payment in New York, New York on or about June   , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital	Citi	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

Lead Manager

RBC Capital Markets

The date of this prospectus supplement is June   , 2011.

Prospectus
About This Prospectus	ii
Where You Can Find More Information	ii
Incorporation by Reference	iii
Forward-Looking Statements	iv
The Company	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
Legal Matters	2
Experts	2

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we and certain of our affiliates filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides you with general information about us and offerings we may conduct. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing our Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us, and any document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise provided in this prospectus supplement or the context requires otherwise, in this prospectus supplement:

•	“QC” refers to Qwest Corporation on a stand-alone basis;

•	“Qwest,” “we,” “us,” the “Company” and “our” refer to Qwest Corporation and its consolidated subsidiaries;

•	“QSC” refers to our direct parent company, Qwest Services Corporation, and its consolidated subsidiaries;

•	“QCII” refers to QSC’s direct parent company and our indirect parent company, Qwest Communications International Inc., and its consolidated subsidiaries;

•	“CenturyLink” refers to QCII’s direct parent company and our ultimate parent company, CenturyLink, Inc., and its consolidated subsidiaries;

•	“Embarq” refers to Embarq Corporation and its subsidiaries, which CenturyLink acquired on July 1, 2009; and

•	“Notes” refer to the notes being offered pursuant to this prospectus supplement.

The information contained in any website referenced in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference into this prospectus supplement or the accompanying prospectus shall not be deemed to be part of this prospectus supplement or the accompanying prospectus.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement or the accompanying prospectus by reference to other documents and may include statements for periods following the completion of this offering. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding our financial plans, business plans, indebtedness, acquisitions, integration initiatives, and general economic and business conditions. Words such as “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and similar expressions are intended to identify forward-looking statements.

Our forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of the proposed rules of the Federal Communication Commission (the “FCC”) regarding intercarrier compensation and universal service funds and the FCC’s related Notice of Proposed Rulemaking released on February 8, 2011); CenturyLink’s ability to successfully complete its pending acquisition of SAVVIS, Inc., including receiving all regulatory and stockholder approvals and realizing the anticipated benefits of the transaction; our ability to effectively adjust to changes in the communications industry and changes in the composition and management of our operations caused by CenturyLink’s recent acquisitions of QCII and Embarq; CenturyLink’s ability to successfully integrate the operations of QCII (including us) and Embarq into its operations, including the possibility that the anticipated benefits from these acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; CenturyLink’s and QCII’s ability to use net operating loss carryovers in projected amounts; the effects of changes in CenturyLink’s allocation of the QCII purchase price after the date hereof; CenturyLink’s ability to effectively manage its and our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving CenturyLink or QCII; unanticipated increases or other changes in our capital expenditures; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this prospectus supplement and the accompanying prospectus or other of our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the business and our plans are described in greater detail in Item 1A of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, as they may be updated and supplemented by our subsequent SEC reports. For more information about these risks, see “Risk Factors” in this prospectus supplement.

iii

You should be aware that new factors impacting our actual results may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of the document in which they appear. Except for meeting our ongoing obligations under the federal securities laws, we undertake no obligation to update or revise our forward-looking statements for any reason.

iv

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us.

We are “incorporating by reference” into this prospectus supplement specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and accompanying prospectus. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination or completion of the offering of all of the securities covered by this prospectus supplement. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC, which may contain additional information that you might find important.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC by us; provided, however, we are not incorporating by reference, in each case, any such documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act:

Qwest Corporation Filings	Applicable Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2010
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2011

We will provide to each person to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You can request copies of such documents if you call or write us at the following address or telephone number: Qwest Corporation, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Investor Relations, or by telephoning us at (318) 388-9000.

Each of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Information contained in this prospectus supplement, the accompanying prospectus or in any particular document incorporated herein or therein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and therein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement.

v

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all of the information you should consider before investing in the Notes and is qualified in its entirety by reference to the more detailed information and consolidated historical financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus as well as the materials filed with the SEC that are considered to be part of this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus carefully including “Risk Factors” and the documents incorporated by reference herein and therein before making an investment decision.

Qwest Corporation

Business

We are an integrated communications company primarily engaged in providing an array of communications services to customers in 14 states principally in the western United States, including local voice, wholesale network access, broadband, data and video services. In certain markets, we also provide fiber transport and other services to competitive local exchange carriers, and other communications, professional and business information services. As of March 31, 2011, we operated approximately 8.6 million access lines, and served approximately 3.0 million broadband customers.

We were incorporated in 1911 under the laws of the state of Colorado. Our principal executive office is located at 100 CenturyLink Drive, Monroe, Louisiana 71203 and our telephone number is (318) 388-9000. Our website is located at www.qwest.com. As a result of CenturyLink’s acquisition of QCII on April 1, 2011, we are an indirect wholly-owned subsidiary of CenturyLink.

Corporate Structure of Our Parent Company

The chart on the following page illustrates the corporate structure and debt capitalization of CenturyLink and its principal consolidated subsidiaries as of April 1, 2011. This chart (i) is provided for illustrative purposes only and has not been prepared in accordance with U.S. generally accepted accounting principles, (ii) reflects the face value of total current and long-term indebtedness for borrowed money, (iii) does not represent all legal entities of CenturyLink and its consolidated subsidiaries or all obligations of such entities and (iv) does not reflect certain guarantees among QCII, QSC and QCF.

(See chart on next page)

Total CenturyLink Consolidated Debt: $18.731 billion1
(as of April 1, 2011)

(1)	Excludes (i) debt that CenturyLink expects to incur in connection with its pending acquisition of SAVVIS, Inc., (ii) fair value adjustments made under applicable business combination accounting rules, including an adjustment to the fair value of the long-term debt of QCII and its consolidated subsidiaries in connection with CenturyLink’s April 1, 2011 acquisition of QCII, (iii) unamortized discounts, net of premiums, obligations under capital leases, and fair value hedge adjustments, (iv) amounts outstanding on April 1, 2011 under CenturyLink’s revolving credit facility described in footnote 2 below, and (v) the effects of this offering and the application of the net proceeds therefrom referenced in footnote 3 below.

(2)	CenturyLink also maintains a $1.7 billion revolving credit facility. On April 1, 2011, $220 million of indebtedness was outstanding under this facility. This indebtedness was repaid shortly thereafter, and there are no amounts outstanding under this facility on the date hereof.

(3)	As described in “Use of Proceeds,” we intend to use the net proceeds from this offering to provide a portion of the funds necessary to redeem $825 aggregate principal amount of our 7.875% Notes due 2011. For more information on our capitalization, see “Capitalization.”

The Offering

Issuer	Qwest Corporation, a Colorado corporation.

Notes	$ of % Notes due 20 issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Maturity Date	The Notes will mature on June 1, 20 .

Interest Rates	The Notes will bear interest from June , 2011 at the rate of % per year, payable quarterly in arrears.

Interest Payment Dates	March 1, June 1, September 1 and December 1 of each year, beginning September 1, 2011.

Optional Redemption	We may redeem the Notes, in whole or in part, at any time on and after June 1, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

No Security	None of our obligations under the Notes will be secured by collateral or guaranteed by any of our affiliates (including QCII and CenturyLink) or other persons.

Certain Covenants	The Notes contain certain restrictions on our ability to create liens and to merge, consolidate or sell all or substantially all of our assets, subject to a number of important qualifications and limitations. See “Description of the Notes — Certain Covenants.”

Ranking	The Notes will be our senior unsecured obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. See “Description of the Notes — Ranking.”

Use of Proceeds	We expect to use the net proceeds from the offering of the Notes, together with any necessary borrowings from CenturyLink, to redeem $825 million aggregate principal amount of our 7.875% Notes due 2011 (the “7.875% Notes”). See “Use of Proceeds.”

Listing	We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the Notes are first issued.

Governing Law	New York.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Risk Factors	Investing in the Notes involves risks. Before deciding whether to invest in the Notes, you should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Selected Historical Consolidated Financial Information of Qwest Corporation

The following tables set forth our selected historical consolidated financial information. The selected statement of income data for the three months ended March 31, 2011 and 2010 and the selected balance sheet data as of March 31, 2011 and 2010 have been derived from our unaudited consolidated financial statements. In the opinion of our management, all adjustments considered necessary for a fair presentation of the interim March 31 financial information have been included. The selected statement of income data for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and the selected balance sheet data as of December 31, 2010, 2009, 2008, 2007 and 2006 have been derived from our consolidated financial statements that were audited by KPMG LLP. The following information should be read together with our consolidated financial statements, the notes related thereto and management’s related reports on our financial condition and performance, all of which are contained in our reports filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information.” The operating results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)
	(dollars in millions)

Statement of Income Data:
Operating revenues	$2,268	$2,347	$9,271	$9,731	$10,388	$10,691	$10,721
Operating expenses	1,630	1,686	6,788	7,169	7,525	7,631	8,288
Income before income tax expense	490	505	1,873	1,921	2,267	2,440	1,882
Net income(1)	299	252	1,082	1,197	1,438	1,527	1,203

Balance Sheet Data:
Total assets	$13,301	$14,949	$13,686	$15,038	$15,443	$16,522	$17,404
Total debt, net(2)	8,016	8,400	8,012	8,386	7,588	7,911	7,735

Other Financial Data:
Net cash provided by operating activities	$869	$888	$3,235	$3,167	$3,479	$3,670	$3,374
Net cash used in investing activities	335	765	1,256	1,100	1,402	1,254	1,279
Net cash used in financing activities	525	393	2,801	1,286	2,136	2,400	1,980
Payments for property, plant and equipment	341	316	1,240	1,106	1,404	1,270	1,410
Total debt, net to total capital ratio(3)	124%	98%	112%	96%	91%	85%	77%
Ratio of earnings to fixed charges(4)	3.9	3.9	3.7	3.7	4.4	4.6	3.7

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of unusual items affecting the results for 2010, 2009 and 2008. Results for 2007 and 2006 were impacted by various changes in accounting principles including the adoption of Financial Accounting Standards Board, Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (included in Accounting Standards Codification, or ASC, 740), which was effective for us on January 1, 2007.

(2)	Total debt, net is the sum of current portion of long-term debt and long-term debt, net on our consolidated balance sheets. For total obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Future Contractual Obligations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	The total debt, net to total capital ratio is a measure of the percentage of total debt, net in our capital structure. The ratio is calculated by dividing total debt, net (which is defined in footnote 2 above) by total capital. Total capital is the sum of total debt, net and total stockholder’s equity or deficit.

(4)	For information on how we calculate our ratio of earnings to fixed charges, see Exhibit 12 to our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated by reference herein.

RISK FACTORS

Before purchasing the Notes, you should carefully consider the risks described below and the risks disclosed in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Notes

We and our affiliates have a significant amount of indebtedness, which could adversely affect our financial performance and impact our ability to make payments on the Notes.

The degree to which we, together with CenturyLink and its other subsidiaries, are leveraged could have important consequences to the holders of the Notes. See “Capitalization.” For example, it:

•	may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by nationally recognized credit rating organizations (“credit ratings”) are revised downward;

•	will require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our business;

•	may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors; and

•	may put us at a competitive disadvantage to some of our competitors that are not as leveraged.

As of March 31, 2011, we had approximately $7.97 billion of unsecured and unsubordinated debt that would have ranked equally with the Notes.

Our financial performance and other factors could adversely impact our ability to make payments on the Notes.

Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness (including the Notes) will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and other factors beyond our control. Approximately $3.1 billion of our debt obligations (including the 7.875% Notes, which we intend to redeem with the net proceeds from this offering together with any necessary borrowings from CenturyLink) come due over the next three years. While we currently believe we will have the financial resources to meet our obligations when they become due, we cannot fully anticipate our future financial performance or condition, the credit markets or the economy generally.

Other than certain covenants limiting liens and certain corporate transactions, the Notes will not contain restrictive covenants, and there is no protection in the event of a change of control or a highly leveraged transaction.

The indenture governing the Notes does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you. The indenture does not contain provisions that permit the holders of the Notes to require us to repurchase the Notes in the event of a change of control of QC, recapitalization or similar transaction. In addition, the indenture does not contain covenants limiting any of the following:

•	the payment of dividends and certain other payments by us and our subsidiaries;

•	the incurrence of additional indebtedness by us or our subsidiaries;

•	the issuance of stock of our subsidiaries;

•	our ability and our subsidiaries’ ability to enter into sale/leaseback transactions;

•	our creation of restrictions on the ability of our subsidiaries to make payments to us;

•	our ability to engage in asset sales; and

•	our ability or our subsidiaries’ ability to enter into certain transactions with affiliates.

As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or the credit ratings of our debt securities, or otherwise adversely affect the holders of the Notes.

CenturyLink has cash management arrangements with certain of its subsidiaries, including us, which result in substantial portions of our cash being transferred regularly to CenturyLink. Although we receive matching accounts receivable from CenturyLink in exchange for these transfers, these arrangements expose us to the risk of nonpayment of such accounts by CenturyLink.

An active trading market may not develop for the Notes, which could adversely affect the price of the Notes in the secondary market and your ability to resell the Notes should you desire to do so.

The Notes are a new issue of securities and there is no established trading market for the Notes. Although we intend to apply for listing of the Notes on the New York Stock Exchange, we cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Notes; or

•	the price at which the holders would be able to sell their Notes.

If a trading market were to develop, the future trading prices of the Notes will depend on many factors, including prevailing interest rates, the credit ratings of our debt securities, the market for similar securities, the overall condition of the financial markets, and our operating performance and financial condition. If a trading market develops, there is no assurance that it will continue.

An increase in market interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these Notes and market interest rates increase, the market values of the Notes may decline. We cannot predict the future level of market interest rates.

Ratings of the Notes may not reflect all risks of an investment in the Notes, and changes in these ratings could adversely affect the market price of the Notes.

We expect that the Notes will be rated by at least one nationally recognized credit rating organization. A debt rating is not a recommendation to purchase, sell or hold the Notes. These ratings are not intended to correspond to market price or suitability for a particular investor. Additionally, ratings may be lowered or withdrawn in their entirety at any time. Any actual or anticipated downgrade or withdrawal of a rating by a rating agency governing the Notes could have an adverse effect on the trading prices or liquidity of the Notes.

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity, as described under “Description of the Notes — Redemption and Repayment.” We may redeem the Notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Notes. Under these circumstances, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

Risk Factors Relating to Our Business, Our Regulatory Environment and Our Liquidity

We face competitive, technological, regulatory, financial and other risks (including risks posed by the high debt levels of our affiliates), many of which are described in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which is incorporated by reference herein.

USE OF PROCEEDS

Our net proceeds from the sale of the Notes are expected to be approximately $      million, after deducting underwriting discounts and our estimated expenses, and assuming the underwriters do not exercise their over-allotment option. We expect to use the net proceeds from this offering, together with any necessary borrowings from CenturyLink, to provide the total amount of funds required to redeem the 7.875% Notes prior to maturity on September 1, 2011, and to pay all related fees and expenses. Pending completion of the redemption of the 7.875% Notes, we intend to invest the net proceeds from this offering in short-term investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2011 (i) on a historical basis and (ii) as adjusted to reflect the combined effects of this offering and the application of the proceeds from this offering as discussed under “Use of Proceeds” (assuming no exercise of the underwriters’ over-allotment option). You should read the following table in conjunction with “Use of Proceeds” herein and our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2011
	Actual	As adjusted
	(unaudited)
	(dollars in millions)

Cash and cash equivalents(1)	$201	$

Long-term debt, net:
Notes offered hereby	$—	$
7.875% Notes due 2011	825		—
Other unsecured notes and debentures	7,143
Unamortized discounts, net of premiums	(151)
Capital leases and other(2)	199
Intercompany loan from CenturyLink	—

Total long-term debt, net	$8,016	$
Total stockholder’s deficit	$(1,531)	$

Total capitalization	$6,485	$

(1)	Shortly after CenturyLink’s April 1, 2011 acquisition of QCII, we entered into a cash management arrangement with CenturyLink, under which a substantial portion of our cash is transferred regularly to CenturyLink in exchange for matching accounts receivable. For more information, see “Risk Factors — Risk Factors Relating to the Notes.”

(2)	Includes fair value adjustment for interest rate hedges.

MANAGEMENT

Below you can find information about our current directors and executive officers:

Name	Age	Position

Glen F. Post, III	58	Chief Executive Officer and President
Karen A. Puckett	50	Executive Vice President and Chief Operating Officer
R. Stewart Ewing, Jr.	59	Executive Vice President, Chief Financial Officer and a Director
Stacey W. Goff	45	Executive Vice President, General Counsel and a Director
Dennis G. Huber	51	Executive Vice President — Network Services
William E. Cheek	55	President — Wholesale Operations
Christopher K. Ancell	49	President — Business Markets Group
David D. Cole	53	Senior Vice President — Controller and Operations Support

Glen F. Post, III, has served as our Chief Executive Officer and President since April 1, 2011. Mr. Post has served as Chief Executive Officer of CenturyLink since 1992, and President of CenturyLink since July 1, 2009 (and from 1990 to 2002). Mr. Post also served as Chairman of the Board of CenturyLink from June 2002 until June 2009, Vice Chairman of the Board of CenturyLink between 1993 and 2002 and held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer. Mr. Post received both his Bachelor’s Degree and Master’s Degree in Business Administration from Louisiana Tech University.

Karen A. Puckett, has served as our Executive Vice President and Chief Operating Officer since April 1, 2011. Ms. Puckett has served as CenturyLink’s Executive Vice President and Chief Operating Officer since July 2009, and President and Chief Operating Officer of CenturyLink from September 2002 until July 2009. Ms. Puckett holds her Bachelor’s Degree from Indiana State University and a Master’s Degree in Business Administration from Bellarmine College.

R. Stewart Ewing, Jr. has served as our Executive Vice President and Chief Financial Officer and a member of our Board of Directors since April 1, 2011. Mr. Ewing has served as CenturyLink’s Executive Vice President and Chief Financial Officer since 1999. Mr. Ewing received his Bachelor’s Degree from Northwestern State University.

Stacey W. Goff has served as our Executive Vice President and General Counsel and a member of our Board of Directors since April 1, 2011. Mr. Goff has served as CenturyLink’s Executive Vice President, General Counsel and Secretary since July 1, 2009, and Senior Vice President, General Counsel and Secretary of CenturyLink prior to then. Mr. Goff holds his Bachelor’s Degree from Mississippi State University and his Juris Doctorate from the University of Mississippi.

Dennis G. Huber has served as our Executive Vice President — Network Services since April 1, 2011. Mr. Huber has served as CenturyLink’s Executive Vice President — Network Services since July 1, 2009 (excluding the four-month period between May 2010 and September 2010) and held various executive positions at Embarq and its predecessor companies from January 2003 through July 1, 2009. Mr. Huber received both his Bachelor’s Degree and Master’s Degree from Rockhurst University.

William E. Cheek has served as our President — Wholesale Operations since April 1, 2011. Mr. Cheek has served as CenturyLink’s President — Wholesale Operations since July 1, 2009. Previously, Mr. Cheek served President — Wholesale Markets for Embarq from May 2006 until July 2009. Mr. Cheek received his Bachelor’s Degree from Hendrix College.

Christopher K. Ancell has served as President — Business Markets Group of CenturyLink and QC since April 1, 2011. Previously, Mr. Ancell served as QCII’s and our Executive Vice President — Business Markets Group from August 2009 to April 2011 and QCII’s Vice President of Sales, Western Region, for the Business Markets Group from 2004 to August 2009. Mr. Ancell holds a Bachelor’s Degree in economics from the University of Denver.

David D. Cole has served as our Senior Vice President — Controller and Operations Support since April 1, 2011; Mr. Cole has served as CenturyLink’s Senior Vice President — Operations Support since 1999, and as Controller of CenturyLink since April 1, 2011. Mr. Cole holds both his Bachelor’s Degree and Master’s Degree in Business Administration from University of Louisiana at Monroe, Louisiana.

DESCRIPTION OF THE NOTES

The following description of the Notes is only a summary and is not intended to be comprehensive. We have filed the Indenture referred to below as an exhibit to the registration statement referred to under the caption “Where You Can Find More Information”, and you may obtain a copy of it by following the directions described therein. Our description of the Notes below is qualified by reference to such Indenture, which we urge you to read. As used in this section, “QC,” “we,” “us” and “our” mean Qwest Corporation, a Colorado corporation, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in such Indenture, and those definitions are incorporated herein by reference.

General

Subject to the discussion in this prospectus supplement, the Notes

•	will be issued under an indenture, dated as of October 15, 1999 between Qwest Corporation (formerly known as U.S. WEST Communications, Inc.), as issuer, and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company), as previously amended or supplemented from time to time, and as will be supplemented by the seventh supplemental indenture thereto establishing the terms of the Notes between Qwest Corporation, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”) (as amended and supplemented, the “Indenture”),

•	will be issued in the initial aggregate principal amount of $ ,

•	will mature on June 1, 20 ,

•	will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof,

•	will be redeemable at our option, in whole or in part, at any time on and after June 1, 2016, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date as described under “— Redemption and Repayment” below, and

•	are expected to be listed on the New York Stock Exchange.

Neither QC’s direct parent corporation, QSC, nor its ultimate parent corporation, CenturyLink, nor any of CenturyLink’s other affiliates has guaranteed the payment of principal, premium, if any, or interest on the Notes or has any other obligation in connection with the Notes.

Further Issuances

We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same stated maturity date and other terms as these Notes. Any additional notes, together with the Notes offered by this prospectus supplement, will constitute a single series of debt securities under the Indenture.

Ranking

The Notes will be our senior unsecured obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The Indenture does not limit the aggregate principal amount of senior debt securities that we may issue thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. As of March 31, 2011, we had approximately $7.97 billion of unsecured and unsubordinated debt that would have ranked equally with the Notes, most of which was issued under the Indenture.

Trading Characteristics

We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See “Material United States Federal Income Tax Consequences” below.

Quarterly Payments

Interest on the Notes will accrue from June   , 2011 at a rate of     % per year and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year (each, an “Interest Payment Date”), beginning September 1, 2011. On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date. With respect to any Interest Payment Date, while the Notes remain in book-entry form the record date will be one business day prior to the relevant Interest Payment Date.

The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date is a legal holiday in New York, New York, the required payment will be made on the next succeeding day that is not a legal holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date to such next succeeding day. “Legal holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York are not required to be open.

Redemption and Repayment

The Notes will be redeemable at our option, in whole or in part, at any time on and after June 1, 2016 upon not less than 15 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Additionally, we may at any time repurchase the Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay the Notes prior to maturity. We are not required to establish a sinking fund to retire the Notes prior to maturity.

Payment

Payment of principal of and interest on any Notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons will be made to Cede & Co., the nominee for The Depository Trust Company (the “Depositary”) as the registered owner of the global notes, by wire transfer of immediately available funds. Initially, the Trustee will act as paying agent for the Notes. Payments of principal and interest on the Notes will be made by us through the paying agent to the Depositary. See “— Book-Entry Only Securities” below.

Holders of certificated notes, if any, must surrender such certificated notes to the paying agent to collect principal and interest payments at maturity. Principal and interest on certificated notes will be payable at the office of the paying agent maintained for such purpose or, at the option of QC, payment of principal and interest may be made by check mailed to a holder’s registered address. Notwithstanding the foregoing, a holder of Notes with an aggregate principal amount of $5 million or more may request in writing, at least three business days prior to the relevant payment date, that interest be wired to an account specified by such holder.

The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of Notes, but QC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Notes may be presented for registration of transfer or exchange at the office of the registrar for the Notes or at any other office or agency maintained by QC or the registrar for such purpose. Initially, the Trustee will act as registrar for the Notes.

Certain Covenants

Other than as described below under “— Limitation on Liens” and “— Consolidation, Merger and Sale of Assets”, the Indenture does not contain any provisions that would limit the ability of QC to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in the credit quality of QC or a takeover, change of control, recapitalization or highly leveraged or similar transaction involving QC. Accordingly, QC could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect QC’s capital structure or credit rating. See “Risk Factors — Risk Factors Relating to the Notes.”

Limitation on Liens  The Indenture contains a covenant that if QC mortgages, pledges or otherwise subjects to any Lien (other than Permitted Liens) all or some of its property or assets, QC will secure the Notes, any other outstanding debt securities under the Indenture and any of its other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant, equally and proportionally with the indebtedness or obligations secured by such Lien, for as long as any such indebtedness or obligation is so secured. “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Permitted Liens” means any of the following:

•	Liens existing on the date of the initial issuance of the Notes;

•	Liens on any asset existing at the time such asset is acquired, if not created in contemplation of such acquisition;

•	Liens on any asset (a) created within 180 days after such asset is acquired, or (b) securing the cost of acquisition, construction or improvement of such asset; provided, in either case, that such Lien extends to no property or asset other than the asset so acquired, constructed or improved and property incidental thereto;

•	(a) Liens incidental to the conduct of QC’s business or the ownership of its properties or otherwise incurred in the ordinary course of business which (i) do not secure Debt, and (ii) do not in the aggregate materially detract from the value of its assets taken as a whole or materially impair the use thereof in the operation of its business, and (b) Liens not described in clause (a) on cash, cash equivalents or securities that secure any obligation with respect to letters of credit or surety bonds or similar arrangements, which obligation in each case does not exceed $100 million;

•	any Lien to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify QC to conduct all or some part of its business or in order to entitle QC to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it;

•	any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made;

•	Liens securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business;

•	materialmen’s, mechanics, repairmen’s, employees, operators’ or other similar Liens or charges arising in the ordinary course of business incidental to the acquisition, construction, maintenance or operation of any asset of QC which have not at the time been filed pursuant to law and any such Liens and charges incidental to the acquisition, construction, maintenance or operation of any asset of QC, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings;

•	zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with the business of QC and its subsidiaries taken as a whole;

•	Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which QC is maintaining adequate reserves or other provision in conformity with generally accepted accounting principles;

•	any interest or title of vendor or lessor in the property subject to any lease, conditional sale agreement or other title retention agreement;

•	Liens in connection with the securitization or factoring of QC’s or any of its subsidiaries’ receivables in a transaction intended to be a “true sale”; and

•	any Lien securing a refinancing, replacement, extension, renewal or refunding of any Debt secured by a Lien permitted by any of the foregoing clauses of this definition of “Permitted Liens” to the extent secured in all material respects by the same asset or assets.

Notwithstanding the foregoing, “Permitted Liens” shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the “negative pledge”, or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a “Permitted Lien.”

“Debt” of any person means, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person as lessee which are capitalized in accordance with generally accepted accounting principles, (iv) all Debt secured by a Lien on any asset of such person, whether or not such Debt is otherwise an obligation of such person, and (v) all Debt of others guaranteed by such person.

The Indenture does not prevent any other entity from mortgaging, pledging or subjecting to any lien any of its property or assets, whether or not acquired from QC.

Consolidation, Merger and Sale of Assets  Under the Indenture, QC may not consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity; provided that QC may consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity if:

•	the successor entity is a corporation and assumes by supplemental indenture all of QC’s obligations under the Notes, the Indenture and any other debt securities outstanding under the Indenture; and

•	after giving effect to the transaction, no default or Event of Default has occurred and is continuing.

Events of Default

Any one of the following is an “Event of Default” with respect to the Notes:

•	if QC defaults in the payment of interest on the Notes, and such default continues for 90 days;

•	if QC defaults in the payment of the principal of the Notes when the same becomes due and payable upon maturity, upon redemption or otherwise;

•	if QC fails to comply with any of its other agreements in the Notes or in the Indenture, which failure continues for 90 days after QC receives notice from the Trustee or the holders of at least 25% of the aggregate principal amount of the Notes then outstanding; and

•	if certain events of bankruptcy or insolvency occur with respect to QC.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes to be due and payable immediately. The holders of a majority in principal amount of the Notes may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration.

Holders of Notes may not enforce the Indenture or the Notes, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, the holders of more than 50% in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The Trustee may withhold from holders of Notes notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

Amendment and Waiver

With the written consent of the holders of a majority in principal amount of the debt securities of each series issued under the Indenture then outstanding (with each series (including the Notes) voting as a class), QC and the Trustee may amend or supplement the Indenture or modify the rights of the holders of the Notes; provided that any such amendment that affects the terms of the Notes as distinct from the other series of debt securities issued under the Indenture will require only the consent of at least a majority in aggregate principal amount of the Notes then outstanding. Such majority holders may also waive compliance by QC of any provision of the Indenture, any supplemental indenture or the Notes, except a default in the payment of principal or interest. However, without the consent of the holder of each Note affected, an amendment or waiver may not:

•	reduce the amount of Notes whose holders must consent to an amendment or waiver;

•	change the rate or the time for payment of interest;

•	change the principal or the fixed maturity;

•	waive a default in the payment of principal or interest;

•	make the Notes payable in a different currency; or

•	make any change in the provisions of the Indenture concerning (a) waiver of existing defaults, (b) rights of holders of Notes to receive payment or (c) amendments and waivers without the consent of the holder of each Note affected.

QC and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the Notes to:

•	cure any ambiguity, defect or inconsistency in the Indenture or the Notes;

•	provide for the assumption of all of our obligations under the Notes and the Indenture by any corporation in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety;

•	provide for uncertificated notes in addition to or instead of certificated notes;

•	add to the covenants made by us for the benefit of the holders of any series of debt securities, including the Notes (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are included solely for the benefit of such series) or to surrender any right or power conferred upon us;

•	add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the Notes, as set forth in the Indenture;

•	secure any Notes as provided under the heading “— Certain Covenants — Limitation on Liens”;

•	provide for the issuance of and establish the form and terms and conditions of a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of debt securities or to add to the rights of the holders of any series of debt securities; or

•	make any change that does not adversely affect the rights of any holder of the Notes in any material respect.

Defeasance

QC may terminate all of its obligations under the Notes and the Indenture or any installment of principal or interest on the Notes if QC irrevocably deposits in trust with the Trustee money or U.S. government obligations sufficient to pay, when due, principal and interest on the Notes to maturity or redemption or such installment of principal or interest, as the case may be, and if all other conditions set forth in the Indenture are met.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee and the Paying Agent

QC and certain of its affiliates maintain banking and other business relationships in the ordinary course of business with U.S. Bank National Association. In addition, U.S. Bank National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other debt securities of QC and its affiliates.

Book-Entry Only Securities

The Notes will be issued only in book-entry form through the facilities of the Depositary and will be in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will be represented by one or more Global Securities (“Global Securities”) and will be registered in the name of a nominee of the Depositary. Holders of the Notes may elect to hold interests in a Global Security through the Depositary, Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among its Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities. The Depositary’s Direct Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Securities.

Purchases of Global Securities under the Depositary system must be made by or through Direct Participants, which will receive a credit for the Global Securities on the Depositary’s records. The beneficial interest of each actual purchaser of each Global Security (a “Beneficial Owner”) is in turn to be recorded on the records of the respective Direct Participant and Indirect Participant and Clearstream and Euroclear will credit on its book-entry registration and transfer system the number of Notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and the Depositary.

Payments of the principal of, premium, if any, and interest on the Notes represented by the Global Securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owners and holder of the Global Securities.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor any other nominee of the Depositary will consent or vote with respect to the Global Securities. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns the Depositary’s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal, premium, if any, and interest payments in respect of the Global Securities will be made to the Depositary or any other nominee as may be requested by an authorized representative of the Depositary. the Depositary’s practice is to credit Direct Participants’ accounts, upon the Depositary’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each such Direct or Indirect Participant and not that of the Depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Principal, premium, if any, and interest payments in respect of the Global Securities to the Depositary or other nominee requested by an authorized representative of the Depositary) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of the Depositary and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Security to those persons may be limited. In addition, because the Depositary can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Security to pledge that interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between the Depositary participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the Notes received by Clearstream or Euroclear as a result of a transaction with a the Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream customer or a Euroclear participant to a the Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have each agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

The Global Security may not be transferred except as a whole to another nominee of the Depositary or to a successor Depositary selected or approved by us or to a nominee of that successor

Depositary. A Global Security is exchangeable for definitive notes in registered form in authorized denominations only if:

•	the Depositary notifies us that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days;

•	the Depositary ceases to be a clearing agency registered or in good standing under the Securities Exchange Act of 1934, or other applicable statute or regulation and a successor corporation is not appointed by us within 90 days; or

•	we, in our sole discretion, determine not to require that all of the Notes be represented by a Global Security.

The information in this section has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing regulations under the Code, published rulings and court decisions, all as currently in effect on the date hereof. These laws and interpretations are subject to change, possibly on a retroactive basis. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

Unless otherwise stated, this summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment) by holders that purchase Notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, certain financial institutions, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for its securities holdings, regulated investment companies, persons holding Notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction for U.S. income tax purposes, persons holding Notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents, persons that acquire their Notes in connection with employment or other performance of personal services, retirement plans (including individual retirement accounts and tax-deferred accounts), and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws or any U.S. federal tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a Note that is a partnership and any partners in such partnership should consult their own tax advisors.

Each holder is urged to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Notes in the light of its own particular circumstances. This summary of the material United States federal income tax considerations is for general information only and is not tax advice.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence test under Code Section 7701(b);

•	a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Stated Interest on the Notes  Generally, stated interest on a Note will be includible in a U.S. holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with such holder’s regular method of tax accounting. It is anticipated that the Notes will be issued without original issue discount or, if issued at a discount from the principal amount of the Notes, with an amount of discount that is less than the statutory de minimis amount.

Sale, Exchange, Redemption or Retirement of a Note  Each U.S. holder generally will recognize capital gain or loss upon a sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a Note is attributable to the payment of accrued interest on the Note, which amount will be treated as a payment of interest) and (ii) the U.S. holder’s adjusted tax basis in the Note. The gain or loss will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains of non-corporate holders may be eligible for reduced rates of taxation. The deductibility of capital losses by both corporate and non-corporate holders is subject to limitations. A U.S. holder’s adjusted basis in a Note generally will be the amount paid for the Note reduced by any principal payments received on the Note.

Recent Legislation — Unearned Income Medicare Contribution  Recently enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% Medicare tax on unearned income for taxable years beginning after December 31, 2012. This tax would apply to interest on and capital gains from the sale or other disposition of a Note. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on the ownership or disposition of a Note.

Information Reporting and Backup Withholding  Information reporting will generally apply to reportable payments, including interest and principal on a Note, to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.

The current backup withholding rate is 28%. That rate is scheduled to increase to 31% beginning January 1, 2013. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are followed. U.S. holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Information reporting and backup withholding will not apply with respect to payments made to “exempt recipients” (such as corporations and tax-exempt organizations) provided, if requested, their exemptions from backup withholding are properly established.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “non-U.S. holder”). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation” or “passive foreign investment company.” You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

Payments of Interest on the Notes  Under the “portfolio interest” exemption, the 30% U.S. federal withholding tax that is generally imposed on interest from United States sources should not apply to any payment of principal or interest (including original issue discount) on the Notes, provided that:

•	you do not conduct a trade or business within the United States to which the interest is effectively connected;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of the Code and the U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the Code; and

•	you fully and properly execute an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the Notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a U.S. person.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

We do not intend to withhold on payments of interest on the Notes if the above requirements are met.

If you cannot satisfy the requirements described above, interest payments made to you on the Notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the Notes that are effectively connected with your conduct of a trade or business within the United States are not subject to the 30% withholding tax, but instead are generally subject to United States federal income tax, on a net income basis, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States. Such forms are available on the IRS website at www.irs.gov. You may be required to update these forms periodically. Special procedures are provided under applicable U.S. Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ Notes in the ordinary course of their trade or business.

Except to the extent provided by an applicable income tax treaty, if you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the Notes is effectively connected with the conduct of that trade or business (and if a treaty applies, attributable to that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax described above) on such income on a net income basis in generally the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty), which is generally imposed on a foreign corporation on the actual and deemed repatriation from the United States of earnings and profits attributable to a United States trade or business.

Sale, Exchange, Redemption or Retirement of a Note  Any gain or income realized on the disposition of a Note generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with your conduct of a trade or business in the United States; or

(2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporation, may also be subject to the 30% branch profits tax described above unless reduced or exempted by an applicable income tax treaty). Except to the extent provided by an applicable income tax treaty, if you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the Notes) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding  Generally, if you are a non-U.S. holder we or our agent must report annually to you and to the IRS the amount of any payments of interest to you, your name and address, and the amount of tax withheld, if any. Copies of the information returns reporting those interest payments and amounts withheld may be available to the tax authorities in the country in which you reside under the provisions of any applicable income tax treaty or exchange of information agreement.

If you provide the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying yourself and stating that you are not a United States person, you generally will not be subject to U.S. backup withholding with respect to interest payments (provided that neither our Company nor our agent knows or has reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Under current Treasury Regulations, payments on the sale, exchange, redemption or other taxable disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless you either certify your status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establish an exemption. The payment of the proceeds on the disposition of a note by you to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, the payment of proceeds on the disposition of a note to or through a non-U.S. office of a U.S. broker or a U.S. Related Person (as defined below) generally will be subject to information reporting (but not backup withholding) unless you certify your status as a non-U.S. holder under penalties of perjury or otherwise establish an exemption, or unless the broker has certain documentary evidence in its files as to your foreign status and has no actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

For this purpose, a “U.S. Related Person” is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business, (iii) a foreign partnership with certain connections to the United States, or (iv) a U.S. branch of a foreign bank or insurance company.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. You should consult your own tax advisor as to the application of withholding and backup withholding in your particular circumstance and your qualification for obtaining an exemption from backup withholding and information reporting under current Treasury regulations.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name.

Principal Amount
Underwriters	of Notes

Barclays Capital Inc.	$
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wells Fargo Securities LLC
RBC Capital Markets, LLC

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the price to public set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the price to public less a concession not to exceed $           per Note; provided, however, that such concession for sales to certain institutions will not be in excess of $           per Note. The underwriters may allow, and dealers may reallow, a concession not to exceed $           per Note on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the price to public and concessions.

The amount of the underwriting discount (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering is     %. However, the amount of the underwriting discount to be paid by us to the underwriters in connection with this offering for sales to certain institutions is     %.

Prior to this offering, there has been no public market for the Notes. We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the Notes are first issued. In order to meet one of the requirements for listing the Notes, the underwriters will undertake to sell the Notes to a minimum of 400 beneficial holders.

The Notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.

We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional $           aggregate principal amount of the Notes at the price to public set forth on the cover page of this prospectus supplement less the underwriting discount. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional Notes as the underwriter purchased in the original offering. If the underwriters’ option is exercised in full, the total price to the public would be $          , the total underwriting discounts would be $           and total proceeds, before deducting expenses, to us would be $          .

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the Notes in excess of the principal amount of the Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The representatives also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase the Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, not including the underwriting discounts, will be approximately $          .

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorised, nor do they authorise, the making of any offer of Notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The underwriters have performed investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. In addition, certain underwriters or their affiliates may provide credit to us and our affiliates as lenders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

EXPERTS

The consolidated financial statements of Qwest Corporation as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, and Margaret E. McCandless, our internal legal counsel, will pass on certain legal matters for us relating to the offering of the Notes. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass on certain legal matters for the underwriters.

PROSPECTUS

QWEST COMMUNICATIONS INTERNATIONAL INC.

QWEST CORPORATION

QWEST SERVICES CORPORATION, as Guarantor

QWEST CAPITAL FUNDING, INC., as Guarantor

Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Depositary Shares
Guarantees of Debt Securities
Warrants
Units

By this prospectus, QCII, QC, QSC and QCF may from time to time offer securities to the public. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest. Any QCII debt securities we issue under this prospectus may be guaranteed by QSC and/or QCF, direct wholly-owned subsidiaries of QCII.

QCII’s common stock is listed on the New York Stock Exchange under the ticker symbol “Q.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary are a criminal offense.

This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the applicable prospectus supplement.

We will sell these securities directly, or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

The date of this prospectus is December 12, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that QCII, QC, QSC, and QCF filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this registration statement, we may sell any combination of the securities described in this prospectus from time to time, either separately or in units, in one or more offerings.

Each time we sell any securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement and any information incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

As used in this prospectus, unless the context otherwise requires or indicates:

•	“QCII” refers to Qwest Communications International Inc., a Delaware corporation;

•	“QC” refers to Qwest Corporation, a Colorado corporation, which is a direct subsidiary of QSC and an indirect subsidiary of QCII;

•	“QSC” refers to Qwest Services Corporation, a Colorado corporation, which is a direct subsidiary of QCII;

•	“QCF” refers to Qwest Capital Funding, Inc., a Colorado corporation, which is a direct subsidiary of QCII; and

•	“Qwest,” the “Company,” “we,” “us,” and “our” or similar terms refer to QCII and its consolidated subsidiaries, including QC, QSC and QCF.

WHERE YOU CAN FIND MORE INFORMATION

QCII files annual, quarterly and current reports, proxy statements and other information with the SEC. QC files annual, quarterly and current reports with the SEC. You may access and read QCII’s and QC’s SEC filings, including the complete registration statement and all exhibits to it, over the Internet at the SEC’s web site at http://www.sec.gov. This uniform resource locator is included in this prospectus as an inactive textual reference only. Unless specifically listed under “Incorporation By Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

You may read and copy any document QCII or QC files with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of the documents that QCII or QC files with the SEC by writing to the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room and copying charges.

QCII’s SEC filings are also available at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005. We also post QCII’s and QC’s SEC filings on our website at http://www.qwest.com. Our website address is included in this prospectus as an inactive textual reference only. Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to other documents that contain that information. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the information contained or incorporated by reference in this prospectus.

QCII (File No. 001-15577) filed the following documents with the SEC and incorporates them by reference into this prospectus:

•	the description of its common stock contained in its Form 8-A filed December 27, 1999, including any amendment or report filed for the purpose of updating this description;

•	its Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 12, 2008 (“QCII’s 2007 10-K”), which incorporates by reference certain portions of its proxy statement dated April 4, 2008;

•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 6, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 6, 2008, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on October 29, 2008 (“QCII’s 2008 10-Qs”); and

•	its Current Reports on Form 8-K filed January 28, 2008, February 12, 2008, February 26, 2008, April 4, 2008 (two filed on this date), May 6, 2008, July 29, 2008, August 20, 2008, and September 15, 2008.

QC (File No. 001-03040) filed the following documents with the SEC and incorporates them by reference into this prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 12, 2008 (“QC’s 2007 10-K”);

•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 6, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 6, 2008, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on October 30, 2008 (“QC’s 2008 10-Qs”); and

•	its Current Report on Form 8-K filed April 4, 2008.

All documents that QCII and QC file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, including information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference.

We will provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents. You may request copies of these filings from us by mail at the following address: Corporate Secretary, Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202, or by telephone at the following telephone number: (303) 992-1400.

QSC and QCF are consolidated wholly owned subsidiaries of QCII. Under SEC rules, QSC and QCF are not required to file separate reports with the SEC, although certain consolidated financial information about QSC and QCF can be found in the footnotes to QCII’s financial statements.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements about our financial condition, results of operations and business. These statements include, among others:

•	statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed, such as increased revenue, decreased expenses and avoided expenses and expenditures; and

•	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this prospectus or may be incorporated by reference to other documents we file with the SEC. You can find many of these statements by looking for words such as “may,” “would,” “could,” “should,” “plan,” “believes,” “expects,” “anticipates,” “estimates,” or similar expressions used in this prospectus or incorporated by reference in this prospectus.

These forward looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Some of these risks are described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in QCII’s 2007 10-K, QCII’s 2008 10-Qs, QC’s 2007 10-K and QC’s 2008 10-Qs.

These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Further, the information contained in this prospectus is a statement of our intention as of the date of this prospectus and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions as of such date. We may change our intentions, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

THE COMPANY

QCII provides voice, data, Internet and video services nationwide and globally. We continue to generate the majority of our revenue from services provided in the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We refer to this region as our local service area.

QC, among other things, operates the regulated local telephone business of its ultimate parent, QCII. Its operations generally account for the majority of Qwest’s consolidated revenue.

QSC is the direct corporate parent of QC and Qwest Communications Corporation, the entity through which Qwest conducts substantially all of its unregulated business.

QCF facilitates the obtaining of debt financing for Qwest’s affiliates.

Corporate Information

QCII, a Delaware corporation, was incorporated on February 18, 1997. QCII will be the issuer of the securities to be sold pursuant to this prospectus other than any debt securities issued by QC and any guarantees issued by QSC and QCF.

QC, a Colorado corporation, was incorporated on July 17, 1911. QC may be an issuer of debt securities to be sold pursuant to this prospectus. QSC is the direct corporate parent of QC.

QSC, a Colorado corporation, was incorporated on January 16, 1996. QSC may be the issuer of guarantees of QCII debt securities issued pursuant to this prospectus. QCII is the direct corporate parent of QSC.

QCF, a Colorado corporation, was incorporated on June 10, 1986. QCF may be the issuer of guarantees of QCII debt securities issued pursuant to this prospectus. QCII is the direct corporate parent of QCF.

The principal executive offices of QCII, QC, QSC and QCF are located at 1801 California Street, Denver, Colorado 80202, and their telephone number is (303) 992-1400.

The following chart illustrates the corporate structure of QCII and its consolidated subsidiaries, including the co-registrants. This chart is provided for illustrative purposes only and does not represent all legal entities of QCII and its consolidated subsidiaries.

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USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds we expect to receive from the sale of the securities will be used for general corporate purposes, which may include, among others, the following:

•	reduction or refinancing of existing debt;

•	making capital investments;

•	funding working capital requirements; and

•	funding possible acquisitions and investments.

Pending any specific application, net proceeds may initially be invested in short-term marketable securities or applied to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth QCII’s and QC’s consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2008 and each of the five years ended December 31, 2007.

	Nine Months
	Ended	Year Ended December 31,
Ratio of Earnings to Fixed Charges(a)	September 30, 2008	2007	2006	2005		2004		2003

QCII	1.9	1.5	1.4	—	(b)	—	(b)	—	(b)
QC	4.4	4.6	3.7	3.3		3.7		3.7

(a)	“Earnings” for purposes of this ratio are unaudited and are computed by adding income (loss) before income taxes, discontinued operations, cumulative effect of changes in accounting principles and fixed charges (excluding capitalized interest). “Fixed charges” consist of interest (including capitalized interest) on indebtedness and an interest factor on rentals.

(b)	Earnings were inadequate to cover fixed charges by $759 million, $1,705 million and $1,837 million for the years ended December 31, 2005, 2004 and 2003, respectively.

LEGAL MATTERS

Certain legal matters on behalf of QCII, QC, QSC and QCF will be passed upon for us by Stephen E. Brilz, Esq. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for us or by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Qwest Communications International Inc. and Qwest Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal controls over financial reporting of Qwest Communications International Inc. as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the consolidated financial statements of Qwest Communications International Inc. and Qwest Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, refer to the adoption of certain new accounting standards.

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$

Qwest Corporation

     % Notes due 20

PROSPECTUS SUPPLEMENT
June   , 2011

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital	Citi	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

Lead Manager

RBC Capital Markets